AMENDMENT NO. 3

				      TO

			     EMPLOYMENT AGREEMENT



	       Agreement made and entered into this 17th day of March, 1994 by and between Air & Water Technologies Corporation, a Delaware corporation (the "Company"), and Eckardt C. Beck, residing at 556 Navesink River Road, Red Bank, New Jersey 07701 (hereinafter called the "Executive").


			      W I T N E S S E T H


	       WHEREAS, the Executive has been employed by the company as its Chairman of the Board of Directors and Chief Executive Officer pursuant to the terms of a certain Employment Agreement dated as of August 20, 1991 as amended by Amendment No. 1 dated July 31, 1992 and Amendment No. 2 dated August 9, 1993 (the "Employment Agreement");

	       WHEREAS, Executive is a skilled and dedicated employee who has important management responsibilities and talents which have benefitted the Company and the Company and the Executive hereby acknowledge that the Company and Compagnie Generale des Eaux, a French corporation, are entering into letter agreements on or about March 17, 1994 contemplating the entering into of an investment agreement (the "Investment Agreement");

	       WHEREAS, the Company and the Executive desire to make certain changes, as hereinafter set forth, to amend certain terms of the Employment Agreement;

	       NOW THEREFORE, in consideration of the foregoing, and the mutual covenants, understandings and agreements hereinafter contained, the parties do hereby mutually covenant and agree as follows:

	       1. Effective on the date of closing of the transactions contemplated by the Investment Agreement, the Executive's employment with the Company shall cease and the Company and the Executive mutually acknowledge that such cessation of the Executive's employment with the Company shall be treated as termination by the Company other than for Cause, pursuant to the Employment Agreement.

	       2. Section 1 of the Employment Agreement is amended and restated in its entirety to add a new subsection (g) as follows:

		     (g) CGE Change of Control. For purposes of this Agreement, the term "CGE Change of Control" shall mean the closing of that transaction to be provided in the Investment Agreement or as contemplated by the letter agreements dated on or about March 17, 1994 between the Company and Compagnie Generale des Eaux, a French corporation ("CGE") as may be modified and agreed to by the parties.

	       3. Section 3 of the Employment Agreement is amended and restated in its entirety to add a new subsection (h), which shall read as follows:

		     (h) Upon a CGE Change of Control, in addition to all other payments and benefits provided for herein upon a Change of Control, Executive shall be entitled to receive from the Company a bonus in cash in a lump sum equal to the sum of (a) any income tax imposed on the amount of forgiveness of the Loan provided for herein, (b) any excise tax on any excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended, (the sum of (a) and (b) to be known hereafter as "Primary Gross-Up Payment"), and (c) payment of the amount of any income tax imposed on the Primary Gross-Up Payment.

	       4. This Amendment No. 3 to the Employment Agreement amends the Employment Agreement as specifically described herein. All terms of the Employment Agreement not specifically amended hereby shall remain in full force and effect and the Employment Agreement, as amended by this Amendment No. 3 and as further amended or supplemented from time to time, shall constitute the Employment Agreement.

	       IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed this 17th day of March, 1994.


			   AIR & WATER TECHNOLOGIES CORPORATION


			   By: /s/ Douglas A. Satzger
			       -----------------------------
			       Douglas A. Satzger
			       Senior Vice President

			       /s/ Eckardt C. Beck
			       -----------------------------
			       Eckardt C. Beck